Exhibit 10.1

MOOG INC.
MANAGEMENT SHORT TERM INCENTIVE PLAN
Effective September 29, 2017

Purpose
The purpose of this Moog Inc. Management Short Term Incentive Plan (the “Plan”) is to attract, motivate and retain highly qualified executives serving on the management team of Moog Inc. (the “Company”), and to reward them according to the success of the Company by paying them annual bonuses (“Bonuses”) in cash and/or shares of the capital stock of the Company (“Company Stock”) contingent on Company performance.

General
This Plan supersedes all prior short-term incentive plans. The Chief Executive Officer of the Company has full authority to establish levels of management eligible to participate in the Plan (“Management Tiers”) and to interpret, amend or modify the Plan at his sole discretion, with the exception of the application of the Plan to executive officers of the Company and the award of Company Stock as a form of payment, which rests with the Executive Compensation Committee (the “Committee”) of the Board of Directors of the Company.

Plan Year
“Plan Year” refers to the fiscal year of the Company.

Eligibility
A Company employee is eligible to participate in the Plan and receive a Bonus for a Plan Year if the employee:

•	is employed in an “eligible position,” that is, as a Company officer or in a management level position determined to be in one of the designated Management Tiers;

•	is employed in an eligible position at the start of the Plan Year, or is hired or promoted into an eligible position during the Plan Year; and

•	except as described below, is employed in an eligible position as a full-time employee on the date payment of the Bonus for a Plan Year is to be made.

Partial Service
The following rules will apply to employees who are employed in an eligible position for only a portion of the Plan Year:

•
Retirement. An eligible employee who retires during a Plan Year will be eligible to receive a prorated amount of any Bonus earned for the Plan Year, based on the number of full months of employment in an eligible position during the Plan Year, without regard to the requirement that the employee be employed on the payment date. Where retirement occurs before the end of a Plan Year, the employee will be eligible to receive a prorated bonus based on the number of completed months worked during that year. An employee will be considered a “Retiree” if, at the date on which employment terminates, he or she is at least age 55 and has completed at least 15 years of service or is age 65 or over.

•
Disability. An eligible employee who receives long-term disability (“LTD”) payments during a Plan Year under a Company LTD Plan or policy will be eligible to receive a prorated amount of any Bonus earned for the Plan Year. Any Bonus payment earned for the Plan Year will be reduced, based on the number of full months the employee is absent on LTD leave during the Plan Year. LTD leave generally begins after six months of short term disability leave. An eligible employee will receive employment credit under the Plan while on short term disability leave. If an eligible employee ceases to qualify for LTD, and the eligible employee does not return to work with the Company at that time, the eligible employee will forfeit any right to receive any unpaid Bonus for the Plan Year.

•
Leave of Absence. An eligible employee on a Company-approved leave of absence during a Plan Year (other than disability leave) will be eligible to receive a prorated amount of any Bonus earned for the Plan Year, based on the number of full months of active service performed by the eligible employee for the Company during the Plan Year. For this purpose, an eligible employee will be treated as continuing in active service with the Company for the first 90 days of the approved leave for purposes of calculating Bonus payments. If the Company-approved leave of absence ends for any reason prior to the date any Bonus for the Plan Year is paid, and the eligible

Exhibit 10.1

employee does not return to work with the Company at that time, the eligible employee will forfeit any right to receive a Bonus for the Plan Year.

•
New Hires/Promotions/Other Status Change. An employee who is hired into or promoted into an eligible position or otherwise has a position status change other than described above during the Plan Year will be eligible to receive a prorated amount of any Bonus earned, based on the number of full months of employment in an eligible position during the Plan Year.

Provided, however, in foreign jurisdictions (i.e., outside of the United States of America) modification may be necessary to comply with local laws.

Separate Agreement
An eligible employee’s right to a Bonus under this Plan may be superseded by the terms of a separate agreement between the Company and the employee that precludes payment of a Bonus for a Plan Year under certain circumstances or upon the occurrence of certain events.

Bonus Determinations
Bonuses will be based on both (a) the Company’s year over year percentage improvement in diluted earnings per share (“EPS”), and (b) free cash flow conversion (“FCF”), defined as free cash flow divided by net earnings. Subject to a maximum payment cap, the Bonus amount payable to any eligible employee is determined by multiplying the eligible employee’s Base Salary by the sum of the following: (i) the product of the percentage growth in the Company’s EPS for the Plan Year over the prior Plan Year’s EPS and a multiplier based on the employee’s position, plus (ii) the product of actual FCF performance for the Plan Year and a multiplier based on the employee’s position, as expressed in the following formula:

Base Salary x [(% Increase in EPS x EPS Growth Multiplier) + (Actual % FCF performance x FCF Multiplier)] = Bonus

The EPS element is a straight multiple of growth, while the FCF element increases or decreases in line with FCF performance above or below 100%. The applicable Plan Year multipliers will typically be established by the Company each year within 90 days of the beginning of the Plan Year. Base Salary means the annualized base rate of pay as of the last day of the Plan Year, prior to any annual salary increase for the following Plan Year, except that in the case of an eligible employee who retires during a Plan Year, Base Salary means the eligible employee’s annualized base rate of pay as of the date of his or her retirement. Subject to adjustment based on local law, base salary does not include bonuses, family allowances, meal allowances, vacation pay premiums, company car allowances and other perquisites of employment.

Bonus Cap
All Bonuses paid under this Plan shall be subject to an annual cap based on a percentage of Base Salary. The percentage cap will be established at the same time as the applicable Plan Year multipliers are established.

Time and Form of Payment
Any Bonuses payable with respect to a Plan Year will be paid following the end of the Plan Year. Payments of cash and/or stock will be made no later than March 15 following the end of the Plan Year.

Miscellaneous
Plan terms for employees in foreign jurisdictions are subject to modification as necessary to comply with local laws.

Bonuses payable under the Plan are subject to any required federal, state, local, foreign and other applicable taxes and withholdings.

The Plan will be governed by and construed in accordance with the laws of the State of New York without regard to principles of choice of laws.

Nothing in the Plan confers upon any employee or other person any rights with respect to the continuation of employment by the Company or interferes in any way with the right of the Company at any time to terminate such employment or to increase or decrease the compensation payable to the employee from the rate in effect at the commencement of a Plan Year or to otherwise modify the terms of the employee’s employment.

The Company reserves the right to amend any provision or terminate the Plan at any time and for any reason, with or without notice.

Exhibit 10.1

The Plan and all Bonuses awarded under the Plan are subject to all applicable policies of the Company, including any recoupment or clawback policy, as may exist from time to time. All bonus payments, whether received in cash or Company Stock are subject to applicable income taxes.